EXHIBIT 10.1

VIA HAND DELIVERY

July 24, 2012

Mr. Murray P. Fish
Datawatch Corporation
Quorum Office Park
271 Mill Road
Chelmsford, MA 01824

Re:           Amendment to Employment Agreement

Dear Murray:

The purpose of this letter is to amend the terms of your March 26, 2007 Agreement with Datawatch Corporation (your “Agreement”).  Capitalized terms will have the meanings given to them in the Agreement.

1.           Unless you are earlier terminated for Cause, and provided that you comply with the terms and conditions set forth herein, you will remain employed by Datawatch as Chief Financial Officer through August 15, 2012.  However, you will perform only such duties and responsibilities as are assigned to you by the Chief Executive Officer.

2.           Your duties and responsibilities will specifically include, but not be limited to, assistance with Datawatch’s third fiscal quarter closing and the preparation, signing and filing of the Form 10-Q quarterly report for that quarter.  You agree to perform all assigned duties and responsibilities in a professional and responsible manner to the best of your abilities.

3.           Your resignation from employment with Datawatch will then be effective August 15, 2012, at which time you will also resign from all officer, director, and other positions and affiliations with Datawatch.  Your initial payment of severance payments under your Agreement will commence with the Company payroll scheduled for August 31, 2012.

4.           Section 4 of your Agreement is hereby amended such that, if you comply with the terms and conditions set forth herein, (i) Datawatch will provide you with three (3) additional months of the severance payments set forth in said Section 4 and (ii) you will be entitled to receive payment of your annual executive bonus for the fiscal year pro rated through August 15, 2012, in the amount of $80,063, which amount will be paid in connection with the August 31 payroll.  All severance payments and payment of the annual executive bonus will be subject to your execution of a comprehensive release, a form of which is attached hereto as Appendix A, on or within twenty-one (21) days after the termination of your employment.

5.           Upon the conclusion of your employment, you will be permitted to retain, without cost,  the laptop computer and cellular phone presently provided to you by the Company after having removed all Company-related data and documents therefrom and providing an electronic copy of such data and documents to the Company.

6.           In consideration of the additional severance set forth in Section 4 above and the other consideration set forth herein, you expressly acknowledge and agree that the terms of this amendment do not constitute Good Reason for your resignation.

7.           Except as expressly amended herein, all terms of your Agreement will remain in full force and effect.

Very truly yours,

DATAWATCH CORPORATION

/s/ Michael A. Morrison
Michael A. Morrison
President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Murray P. Fish
Murray P. Fish

Date:      July 24, 2012